Exhibit 99.1
                                  Press Release


AT THE COMPANY               AT THE FINANCIAL RELATIONS BOARD
--------------               --------------------------------
Howard Fingert M.D.          For General Info:  Paul G. Henning  (212) 661-8030
Vice President               For Analyst Info:  Brian Gill  (212) 661-8030
(781) 860-5150               For Media Info:  Deanne Eagle  (212) 661-8030

FOR IMMEDIATE RELEASE:
----------------------
May 3, 1999

         GENTA TO COMMENCE PHASE I/IIa TRIAL OF BCL-2 ANTISENSE COMPOUND
         ---------------------------------------------------------------
                    ADMINISTERED WITH TAXOTERE(R) (DOCETAXEL)
                    -----------------------------------------
                            AT LOMBARDI CANCER CENTER
                            -------------------------

      Study will be first to focus on combination treatment with docetaxel, a chemotherapy widely used for breast and other cancers.

LEXINGTON, MA, May 3, 1999 - Genta Incorporated (Nasdaq: GNTA) today announced it has initiated a new Phase I/IIa study of its lead development compound G3139 at the Lombardi Cancer Center at Georgetown University Medical Center in Washington, D.C.

The study will investigate G3139 administered with Taxotere(R) (docetaxel), a chemotherapeutic agent used widely to treat breast cancer and other malignancies. The principal investigator is Dr. Daniel Hayes, Clinical Director, Breast Cancer Program at the Lombardi Cancer Center. Co-investigators are Drs. Marc Lippman, John Marshall and Helen Chen.

G3139 is designed to reduce the Bcl-2 protein level in cancer through an "antisense" mechanism that specifically targets the bcl-2 gene product. In several human cancers, the protein produced by the bcl-2 gene is believed to be a major factor in resistance to treatment with many anticancer drugs, including docetaxel.

The Lombardi Cancer Center and Genta have had a long-standing collaboration and recently completed a preclinical program leading to this clinical trial. At the recent meeting of the American Association for Cancer Research, Dr. Dajun Yang reported on the results of his laboratory work conducted in collaboration with Dr. Marc Lippman, the Center's Director.

As part of their investigation of the molecular events behind the growth and treatment response of human breast cancers, Dr. Yang's team demonstrated dramatic reduction of Bcl-2 protein in human breast cancers when G3139 was administered. The team then applied these findings to the development of a new strategy for therapy. By administering G3139 in combination with docetaxel in a mouse model, Dr. Yang reported that the therapy was effective in causing both apoptosis (programmed cell death) and major regressions of human breast cancers.

The positive effect of the combination therapy was evident even in the treatment of larger tumors and presents a model for the treatment of more advanced clinical disease. In fact, some studies demonstrated durable regression of human breast tumors that persisted for months with no sign of recurrence after the combination treatment stopped.

"The Lombardi Cancer Center's clinical research team has both the dedication and expertise to conduct clinical trials in support of Genta's G3139 development program," said Kenneth G. Kasses, Ph.D., Genta's President and CEO. "Moreover, based on the researchers' rational application of their discoveries about the molecular biology of breast cancer to the clinical trials, we are hopeful that a new treatment approach will develop."

According to Dr. Kasses, Taxotere(R) and related drugs (taxanes) are now some of the most widely used for treatment of cancer around the world. Accordingly, data from the Lombardi Cancer Center's study, using the G3139 combination, could have broad impact on future clinical research and development of G3139.

Genta Incorporated is a biopharmaceutical company whose strategy consists of building a product and technology portfolio focusing on its Anticode(TM) (antisense) products intended to treat cancer at its genetic source.

The statements contained in this press release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words "anticipates," "believes," "expects," "intends," "may" and "plans" and similar expectations are intended to identify forward-looking statements. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views as of the date they are made with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward- looking statements. For example, the results obtained in pre-clinical studies may not be indicative of results that will be obtained in clinical trials; Genta has not successfully completed human clinical trials of a product based on antisense technology; and delays in the completion of clinical trials as a result of delays in patient enrollment or other factors may occur. Examples of such risks and uncertainties also include, but are not limited to: the obtaining of sufficient financing to maintain the Company's planned operations; the timely development, receipt of necessary regulatory approvals and acceptance of new products; the successful application of the Company's technology to produce new products; the obtaining of proprietary protection for any such technology and products; the impact of competitive products and pricing and reimbursement policies; and the changing of market conditions. The Company does not undertake to update forward-looking statements.

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